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                                                                     Exhibit 99


FOR IMMEDIATE RELEASE                              Contact: Henry D. Herr
                                                   Executive Vice President and
                                                   Chief Financial Officer
                                                   (615) 665-1122

                   AMERICAN HEALTHCORP, INC. PLANS SPINOFF OF
                             AMSURG CORP SUBSIDIARY

Nashville, Tennessee (March 11, 1997)-Thomas G. Cigarran, Chairman and Chief Executive Officer of American Healthcorp, Inc. (Nasdaq/NM:AMHC), today announced that the Company has executed documents necessary to effect a spinoff of AmSurg Corp, its 59% owned subsidiary, by means of a distribution to American Healthcorp shareholders of all of the Company's AmSurg common stock. The proposed distribution is subject to a number of conditions, including a favorable Internal Revenue Service ruling that the distribution will be completed on a substantially tax-free basis. American Healthcorp shareholders are expected to be subject to federal income tax with respect to 1.5% of the shares of AmSurg common stock received by them. American Healthcorp expects the distribution to take place shortly after receipt of the IRS ruling. The record date for the distribution is expected to be five business days prior to the distribution date, and the distribution is expected to be completed by the end of May 1997. As of the date of the distribution, AmSurg shares would begin trading as a separate public company on the Nasdaq Stock Market. AmSurg Corp is in the business of acquiring, developing and managing single specialty, practice-based ambulatory surgery centers and developing and managing specialty physician networks associated with the ambulatory surgery centers.

         Mr. Cigarran commented, "We are excited about the prospects of both companies as independent public companies. American Healthcorp believes that the distribution will enable American Healthcorp and AmSurg to finance the expansion of their businesses more effectively and should better position the two companies to provide greater value to stockholders."

         American Healthcorp, Inc., through its wholly owned subsidiary, Diabetes Treatment Centers of America, Inc., provides comprehensive diabetes disease management services to managed care organizations and third-party payors and is the nation's largest operator of hospital-based diabetes treatment and arthritis and osteoporosis treatment centers. The Company's shares are traded on the Nasdaq Stock Market under the symbol AMHC.